CONTACT:  Jim Allen, Mike Murray
                          Tandycrafts, Inc. (817) 551-9600
                          (investor relations@tandycrafts.com)
FOR IMMEDIATE RELEASE     or
                          Jeff Lambert, Tara Powers (mail@lambert-edwards.com)
                          Lambert, Edwards & Associates, Inc. (616) 233-0500

MEXICAN PRESIDENT ZEDILLO CELEBRATES OPENING OF NEW TANDYCRAFTS FRAMES FACILITY
                                   IN DURANGO

DURANGO, Mexico - July 9, 1999 - Executives of Tandycrafts, Inc. (NYSE:TAC) today welcomed Mexican President Ernesto Zedillo Ponce de Leon and a host of other dignitaries during an opening celebration at the Company's new 150,000-square-foot frames manufacturing facility in Durango, Mexico.

The Fort Worth, Texas-based manufacturer and marketer of products for the home and office, said President Zedillo and other Mexican dignitaries toured the new facility with Company officials and spoke to local business leaders and the more than 180 associates who work at the plant about economic development efforts in Northern Mexico.

Pinnacle is a leader in the $2 billion market for frames, framed art and mirrors. Pinnacle's products are sold to mass merchandisers and specialty retail stores throughout North America under the Magee, Impulse and Hermitage brand names.

President Zedillo was joined by Durango Governor Angel Sergio Geurrero Mier and other dignitaries including:

  Esteban Moctezuma Barragan, Secretary of Social Development.
  Julia Caravias, Secretary of the Environment.
  Carlos Ruiz Sacristan, Secretary of Communications and Transportation Juan Ramon De La Fuente, Secretary of Health
  Ismael Hernandez Deras, Mayor of Durango

In welcoming President Zedillo and others, Tandycrafts President Michael Walsh said: "I would like to thank President Zedillo and the other dignitaries who are here today. Your support means a great deal to us and is the reason we are here today. Durango was the ideal location given its proximity to the U.S. cities of Laredo and El Paso, access to regional timber production, a well-developed infrastructure and the growth-oriented government on both the local and national levels. Many thanks to the Mexican government, and to the many state and local officials who made it possible for us to come to Durango."

Walsh added: "Our frames division is a key component of Tandycrafts growth. We have every intention of growing beyond this current facility and investing in more capacity and jobs here in Durango."


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President Zedillo said: "This modern plant shows the confidence of the Company in the future of Durango. It creates many important jobs and allows the employees to build a future for their families."

Zedillo added that maquiladoras (light manufacturing businesses) are important to Mexico and pledged to make infrastructure investments in the Durango area to support their continued growth.

Tandycrafts commenced production at the Durango plant on May 21. In June, Tandycrafts announced that it would close its Van Nuys, Calif.-based frame manufacturing and distribution facility in order to shift production to the Durango facility. Pinnacle's distribution and other corporate functions -- including research and development, design, sales, and administration -- that were previously located in California are being centralized at the Company's Fort Worth headquarters. The shift will mean approximately 800 to 1,000 new jobs in Mexico.

"We are committed to making Pinnacle the leader in the $2 billion niche market for frames and wall decor," said Jim Allen, executive vice president and chief operating officer of Tandycrafts. "The new capacity and capabilities provided by our Durango plant affords us the opportunity to accelerate our growth in the frames business."

Tandycrafts, Inc. (www.tandycrafts.com) is a manufacturer, distributor and retailer of consumer products, including frames and wall decor, office supplies and gifts. The Company's products are marketed and sold nationwide through wholesale distribution channels, including mass merchandisers and specialty retailers, and direct-to-consumer channels through the Company's retail stores, mail order and the Internet. Tandycrafts is headquartered in Fort Worth, Texas.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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